NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

Cboe BZX Exchange, Inc. hereby notifies the SEC of its intention to remove* the entire class of the stated securities from listing and registration on* the Exchange at the opening of business on January 23, 2023, pursuant to* the provisions of Rule 12d2-2 (b).

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions the securities was suspended from* trading on January 12, 2023.